                                                                  Exhibit 3(ii)B


Amended Article III, Section 12, of the Bylaws of Northstar Health
Services, Inc.

                             ARTICLE III. DIRECTORS.

         Section 12. Nomination of Candidates for Election to the Board of Directors. Any stockholder who intends to nominate, or cause to be nominated, any candidate for the election to the Board of Directors (other than any candidate proposed by the Corporation's then existing Board of Directors) shall so notify the Secretary of the Corporation in writing at the principal executive office of the Corporation not less than one hundred twenty (120) calendar days prior to the first anniversary date of the mailing date of the Corporation's proxy solicitation materials for the previous year's annual meeting of stockholders. Such written notification shall contain the following information:

         (a)  the name and address of each proposed nominee;
         (b)  the age of each proposed nominee;
         (c)  the principal occupation of each proposed nominee;
         (d) the number of shares of capital stock of the Corporation owned by each proposed nominee;
         (e) the total number of shares of capital stock of the Corporation that, to the knowledge of the notifying stockholder, will be voted for each proposed nominee;
         (f)  the name and residence address of the notifying stockholder;
         (g) the number of shares of capital stock of the Corporation owned by the notifying stockholder; and
         (h) an indication of whether each proposed nominee has agreed to serve on the Corporation's Board of Directors if elected and qualified.

         Any nomination not made in accordance with this Section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the inspector(s) of election. In the event that the same person is nominated by more than one stockholder and if at least one nomination for such person complies with this Section, then the nomination shall be honored and all votes cast for such nomination shall be counted.


                                       8